                                                                      Exhibit 99

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re: Vertex Pharmaceuticals Incorporated
    Registration on Form S-8

We are aware that our report dated October 21, 1997 on our review of interim financial information of Vertex Pharmaceuticals Incorporated for the three month and nine month periods ended September 30, 1997 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Company's registration statements on Form S-8 (File Nos. 33-48030, 33-48348, 33-65742, 33-93224, 333-12325 and
333-27011). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

                                       /s/ Coopers & Lybrand L.L.P.


Boston, Massachusetts
November 12, 1997